Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116667

Prospectus Supplement

(To Prospectus Dated July 14, 2004)

$238,000,000

1.50% Convertible Senior Debentures Due 2024

and
Common Stock Issuable Upon Conversion of the Debentures

     This document supplements our prospectus dated July 14, 2004, relating to $238,000,000 aggregate principal amount of our 1.50% convertible senior debentures due 2024 and the common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Securityholders” in the prospectus.

     Our common stock is traded on the New York Stock Exchange under the symbol “CAM.” On October 12, 2004, the last reported sale price of our common stock was $52.94 per share.

     Investing in the debentures and the common stock issuable upon their conversion involves risks. See “Risk Factors” beginning on page 6 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 12, 2004.

SELLING SECURITYHOLDERS

      On May 11, 2004, we issued and sold $230,000,000 in aggregate principal amount of the debentures to certain initial purchasers in a transaction exempt from the registration requirements of the federal securities laws. On June 10, 2004, we sold an additional $8,000,000 in aggregate principal amount of the debentures upon the initial purchasers’ partial exercise of the option granted to them in connection with the May offering. The initial purchasers resold the debentures to persons it represented to us that it reasonably believed to be qualified institutional buyers, as defined by Rule 144A under the Securities Act.

      The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the debentures and the shares of common stock issuable upon conversion of the debentures. Only those debentures and shares of common stock issuable upon conversion of the debentures listed below or in any supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

      The following table sets forth recent information about the principal amount of debentures and the number of shares of common stock issuable upon conversion of the debentures that may be offered for each selling securityholder’s account pursuant to this prospectus, in each case to the extent known to us as of October 12, 2004. The table assumes that the selling securityholders (i) have converted all of their debentures, (ii) sell all of the shares of common stock offered by them in offerings pursuant to this prospectus, and (iii) neither dispose of nor acquire any additional shares. We do not know when or in what amounts the selling securityholders may offer debentures or shares for resale, and we cannot assure you that the selling securityholders will sell any or all of the debentures or shares offered by this prospectus.

      The information set forth below is based on information provided by the selling securityholders. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

	Principal Amount of
	Debentures	Percentage of	Shares of Common
	Available for	Debentures	Stock Available for
Name of Selling Securityholder	Resale(1)	Outstanding(2)	Resale(3)(4)

AFTRA Health Fund	$145,000	0.06%	2,100
Advisory Convertible Arbitrage Fund (I) L.P.	1,000,000	0.42	14,485
Akela Capital Master Fund, Ltd.	15,000,000	6.30	217,285
Allstate Insurance Company	2,500,000	1.05	36,214
Allstate Life Insurance Company	1,750,000	0.74	25,349
Arbitex Master Fund L.P.	4,500,000	1.89	65,185
Auspicis Ltd	200,000	0.08	2,897
BBT Fund L.P.	4,400,000	1.85	63,737
Bancroft Convertible Fund, Inc.	250,000	0.11	3,621
Bay County Employees Retirement System	70,000	0.03	1,013
Bear Stearns & Co. Inc.	1,750,000	0.74	25,349
CC Convertible Arbitrage, Ltd.	500,000	0.21	7,242
CNH CA Master Account, L.P.	500,000	0.21	7,242
Calamos Convertible Fund — Calamos Investment Trust	7,000,000	2.94	101,399
California State Auto Assoc #3ASNF0002902	50,000	0.02	724
California State Auto Assoc Inter-Insurance	300,000	0.13	4,345
California State Auto Assoc Retirement Pension Plan	50,000	0.02	724
CGNU Life Fund	800,000	0.34	11,588
Charitable Convertible Securities Fund	440,000	0.18	6,373
Charitable Income Fund	135,000	0.06	1,955
Citigroup Global Markets Inc.(5)	825,000	0.35	11,950
Coastal Convertibles LTD	1,500,000	0.63	21,728
Commercial Union Life Fund	1,000,000	0.42	14,485
CompSource Oklahoma	400,000	0.17	5,794

	Principal Amount of
	Debentures	Percentage of	Shares of Common
	Available for	Debentures	Stock Available for
Name of Selling Securityholder	Resale(1)	Outstanding(2)	Resale(3)(4)

Concentrated Alpha Partners, L.P.	$1,100,000	0.46%	15,934
Convertible Securities Fund	33,000	0.01	478
DBAG London	15,500,000	6.51	224,528
DB Equity Opportunities Master Portfolio LTD	680,000	0.29	9,850
DEAM Convertible Arbitrage	160,000	0.07	2,317
DKR Soundshore Oasis Holding Fund Ltd.	1,600,000	0.67	23,177
DKR Soundshore Strategic Holding Fund Ltd.	400,000	0.17	5,794
Deutsche Bank Sec Inc.	2,000,000	0.84	28,971
EB Convertible Securities Fund	760,000	0.32	11,009
Ellsworth Convertible Growth and Income Fund, Inc.	250,000	0.11	3,621
Fidelity Puritan Trust: Fidelity Balanced Fund	2,000,000	0.84	28,971
Field Foundation of Illinois	40,000	0.02	579
FrontPoint Convertible Arbitrage Fund, L.P.	6,000,000	2.52	86,914
GenCorp Foundation	30,000	0.01	434
Georgia Firefighters Pension T8YM	125,000	0.05	1,810
Georgia Municipal Employees Retirement Trust Fdn	500,000	0.21	7,242
Global Bermuda Limited Partership	3,200,000	1.34	46,354
Health Foundation of Greater Cincinnati	125,000	0.05	1,810
HFR CA Select Fund	1,000,000	0.42	14,485
Highbridge International LLC	10,000,000	4.20	144,857
Institutional Benchmarks Master Fund Ltd.	2,500,000	1.05	36,214
Jeffries Umbrella Fund Global Convertible Bonds	2,000,000	0.84	28,971
KBC Financial Products (Cayman Islands) Ltd.	12,000,000	5.04	173,828
Key Trust Convertible Securities Fund	160,000	0.07	2,317
Key Trust Fixed Income Fund	180,000	0.08	2,607
Lakeshore International, Ltd.	15,800,000	6.64	228,874
Libertyview Convertible Arbitrage Fund, L.P.	3,000,000	1.26	43,457
Libertyview Funds, L.P.	7,000,000	2.94	101,399
Libertyview Global Volatility Fund, L.P.	1,500,000	0.63	21,728
Libertyview Special Opportunities Fund, L.P.	500,000	0.21	7,242
Lydian Overseas Partners Master Fund LTD	3,000,000	1.26	43,457
Managed Assets Trust	175,000	0.07	2,534
Mainstay Convertible Fund	2,980,000	1.25	43,167
Mainstay VP Convertible Fund	1,790,000	0.75	25,929
Mellon HBV Master Convertible Arbitrage Fund LP	1,339,000	0.56	19,396
Mellon HBV Master Leveraged Multi-Strategy Fund LP	184,000	0.08	2,665
Mellon HBV Master Multi-Strategy Fund LP	840,000	0.35	12,167
Mint Master Fund Ltd.	262,000	0.11	3,795
Morgan Stanley Convertible Securities Trust	600,000	0.25	8,691
NMIC Gartmore/Coda Convertible Portfolio	1,500,000	0.63	21,728
National Benefit Life Insurance Company	24,000	0.01	347
Nations Convertible Securities Fund	5,467,000	2.30	79,193
New York Life Insurance Co. (Pre 82)	1,400,000	0.59	20,279
New York Life Insurance Co. (Post 82)	3,025,000	1.27	43,819
New York Life Separate A/C 7	50,000	0.02	724
Norwich Union Life & Pensions	1,400,000	0.59	20,279
Pacific Life Insurance Company	750,000	0.32	10,864
Potlach	300,000	0.13	4,345
Primerica Life Insurance Company	222,000	0.09	3,215
Privilege Portfolio SICAV	1,300,000	0.55	18,831

	Principal Amount of
	Debentures	Percentage of	Shares of Common
	Available for	Debentures	Stock Available for
Name of Selling Securityholder	Resale(1)	Outstanding(2)	Resale(3)(4)

rwPyramid Equity Strategies Fund	$160,000	0.07%	2,317
S.A.C. Capital Associates, LLC	1,000,000	0.42	14,485
San Diego County Employee Retirement Association	3,000,000	1.26	43,457
Silverback Master LTD	2,000,000	0.84	28,971
Stamford Police Pension	30,000	0.01	434
TCW Group Inc.	1,835,000	0.77	26,581
Teachers Insurance and Annuity Association of America	10,000,000	4.20	144,857
The Animi Master Fund, Ltd.	1,500,000	0.63	21,728
The Northwestern Mutual Life Insurance Company	2,000,000	0.84	28,971 (6)
Thrivent Financial for Lutherans	2,000,000	0.84	28,971
Transamerica Life Insurance and Annuities Co.	22,500,000	9.45	325,928
Travelers Insurance Company – Life	823,000	0.35	11,921
Travelers Insurance Company Separate Account TLAC	38,000	0.02	550
Travelers Life and Annuity Company	68,000	0.03	985
Travelers Series Trust Convertible Bond Portfolio	350,000	0.15	5,069
Triborough Partners International Ltd.	5,040,000	2.12	73,007
Triborough Partners LLC	1,960,000	0.82	28,391
UBS AG Credit Derivatives	5,000,000	2.10	72,428
UBS O’Connor LLC for the benefit of O’Connor Global Convertible Arbitrage Master Ltd.	21,000,000	8.82	304,199
UBS Securities LLC(7)	5,615,000	2.36	81,336
United Health Care Insurance Company	240,000	0.10	3,476
United Health Care Insurance Company of CT. AARP	60,000	0.03	869
United Overseas Bank (SGD)	80,000	0.03	1,158
United Overseas Bank (USD)	35,000	0.01	506
Universal Investment Gesellschaft MBH	2,000,000	0.84	28,971
Van Kampen Harbor Fund	2,100,000	0.88	30,419
Vicis Capital Master Fund	400,000	0.17	5,794
Victory Capital Management	3,625,000 (8)	1.52	52,510 (8)
Victus Capital, LP	2,000,000	0.84	28,971
White River Securities L.L.C.	1,750,000	0.74	25,349
Zazove Convertible Arbitrage Fund, L.P.	7,000,000	2.94	101,399
Zazove Hedged Convertible Fund, L.P.	4,500,000	1.89	65,185
Zazove Income Fund, L.P.	1,500,000	0.63	21,728

TOTALS(9)	$273,025,000	114.7%	3,954,901

(1)	Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. All of the debentures beneficially owned by the selling securityholders are available for resale.

(2)	The percentage of debentures outstanding is based on the $238 million principal amount of debentures originally outstanding.

(3)	Represents all shares of common stock issuable to the selling securityholders upon conversion of their debentures, assuming a conversion rate of 14.4857 shares per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under “Description of the Debentures — Conversion of Debentures.” Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time.

(4)	Except for Allstate Insurance Company, S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans and UBS Securities LLC, and excluding shares issuable upon conversion of the debentures, none of the selling securityholders beneficially owns any shares of our common stock. Thus, assuming all of the offered resale shares are sold by the selling securityholders pursuant to this prospectus, Allstate Insurance Company, S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans and UBS Securities LLC are the only selling securityholders who will own shares of our common stock after completion of the offering. Excluding the shares issuable upon conversion of the debentures, Allstate Insurance Company beneficially owns 15,700 shares of our common stock, S.A.C. Capital Associates, LLC beneficially owns 4,700 shares of our common stock, Thrivent Financial for Lutherans beneficially owns 3,100 shares of our common stock and UBS Securities LLC beneficially owns 7,969 shares of our common stock. Neither Allstate Insurance Company, S.A.C. Capital Associates, LLC, Thrivent Financial for Lutherans nor UBS Securities beneficially owns 1% or more of our issued and outstanding common stock.

(5)	Citigroup Global Markets Inc. has in the past provided and may in the future provide financial advisory and other services to us and our affiliates. Citigroup Global Markets Inc. served as joint book-running manager on our issuance of the debentures.

(6)	The Northwestern Mutual Life Insurance Company may be deemed to beneficially own 591,000 shares of common stock through certain of its wholly owned subsidiaries who are investment advisors to the holders of such shares, none of which are being offered hereby. The 591,000 shares, plus the 28,971 shares issuable upon conversion of the debentures and offered hereby by The Northwestern Mutual Life Insurance Company, constitute 1.2% of our issued and outstanding common stock.

(7)	UBS Securities LLC has in the past provided and may in the future provide financial advisory and other services to us and our affiliates. UBS Securities LLC served as joint book-running manager on (i) our issuance in March 2004 of $200,000,000 aggregate principal amount of 2.65% senior notes due 2007 and (ii) our issuance of the debentures.

(8)	Represents debentures and shares held by Victory Capital Management as Agent or Investment Manager for the following selling securityholders, all of which are listed separately on the table: California State Auto Assoc #3ASNF0002902, California State Auto Assoc Inter-Insurance, California State Auto Assoc Retirement Pension Plan, Charitable Convertible Securities Fund, Charitable Income Fund, CompSource Oklahoma, EB Convertible Securities Fund, Field Foundation of Illinois, GenCorp Foundation, Georgia Firefighters Pension T8YM, Georgia Municipal Employees Retirement Trust Fdn., Health Foundation of Greater Cincinatti, Key Trust Convertible Securities Fund, Key Trust Fixed Income Fund, Potlach and Stamford Police Pension. Victory Capital Management, as Agent or Investment Manager, may be deemed to be a beneficial owner of these selling securityholders’ debentures and shares, and it has been identified as such in the table.

(9)	The total principal amount of debentures available for resale is greater than the $238,000,000 aggregate principal amount of debentures that we issued and sold in May and June of 2004, because (i) some of the selling securityholders have sold or transferred all or a portion of their debentures to other selling securityholders and have not provided us with updated information with respect to their current ownership of debentures and (ii) some of the securities listed have more than one beneficial owner, and all such beneficial owners are listed in the table.

      The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures or the shares of common stock issuable upon conversion of the debentures since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.